EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Press:       Frank D. Filipo
Executive Vice President &
   Operating Officer
   (631) 208-2400

 Investor:  Brian K. Finneran
                   Executive Vice President &
                   Chief Financial Officer
                  (631) 208-2400
4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP APPOINTS RAMESH N. SHAH DIRECTOR

    Riverhead, New York, March 28, 2013 – Suffolk Bancorp (the “Company”) (NASDAQ - SUBK) today announced that the Board of Directors, at its regular meeting yesterday, appointed Ramesh N. Shah as director of Suffolk Bancorp and its subsidiary, Suffolk County National Bank. As previously announced, Susan V.B. O’Shea, will be retiring from the Boards of the Company and the Bank on the day prior to the 2013 annual meeting of the Company’s Shareholders.

Mr. Shah is currently on the boards of directors of Cardon Outreach, a national provider of revenue cycle management services to hospitals and health service providers, and Safety Services, a leading supplier of OSHA compliant safety products. Mr. Shah enjoyed a career at Greenpoint Bank as CEO of Retail Banking from 1996 to 2004 and prior thereto held senior executive positions at Shearson Lehman Brothers and American Express.

Chairman Joseph A. Gaviola remarked, “We are very pleased to welcome Ramesh to our Board of Directors. With his wide range of experience at both large companies and in community banking, we know Ramesh will add considerable expertise to our Board. His proven success and expertise in retail banking, marketing, capital markets, management and technology will bring significant value to our deliberations and we look forward to working with him in the years to come.”

Howard C. Bluver, President and Chief Executive Officer of the Company added, “I am thrilled that Ramesh has agreed to join our Board of Directors. Having worked directly with Ramesh for a number of years in community banking, I know firsthand the expertise and industry savvy he will bring to our Company. No one understands the challenges faced by banks in the current economic and interest rate environments better than Ramesh, and I look forward to getting his advice and counsel in many areas as we move forward with our growth plans.”

PRESS RELEASE March 28, 2013 Page 2 of 2

Mr. Gaviola concluded, “On behalf of the Board of Directors, I want to thank Susan O’Shea for over a decade of dedicated service to our company. Susan’s focused insight and many contributions to our Bank and its business community are noted and most appreciated as she retires and spends less time on Long Island. We wish her nothing but the very best in the years to come.”

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary.  Organized in 1890, the Bank has 30 offices in Suffolk County, New York.  For more information about the Bank and its products and services, please visit www.scnb.com.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release includes statements which look to the future. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations. These remarks may be identified by such forward-looking statements as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: a failure by the Company to meet the deadlines under SEC rules for filing its periodic reports (or any permitted extension thereof); increased capital requirements mandated by the Company’s regulators; the Company’s ability to raise capital; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by the Company to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC; the cost of compliance with the Agreement; any failure by the Company to maintain effective internal controls over financial reporting; larger-than-expected losses from the sale of assets; potential litigation or regulatory action relating to the matters resulting in the Company’s failure to file on time its Quarterly Report on Form10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 or resulting from the revisions to earnings previously announced on April 12, 2011 or the restatement of its financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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